QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 10.14

DANVERS BANCORP, INC.
CHANGE IN CONTROL
SEVERANCE PAY PLAN

        Danvers Bancorp, Inc. (the "Company") sets forth herein the terms of its Change in Control Severance Pay Plan (the "Plan") as follows:

SECTION 1.    PURPOSE.

        The Board of Directors of the Company believes that it is in the best interests of the Company to encourage the continued dedication of certain in the face of potentially distracting circumstances arising from the possibility of a change in control of the Company, and the Board has established the Plan for this purpose.

SECTION 2.    DEFINITIONS.

        (a)   "Accrued Obligations" means, with respect to an Employee, the sum of (i) the Employee's earned compensation through the Date of Termination to the extent not theretofore paid, and (ii) any accrued vacation pay to the extent not theretofore paid.

        (b)   "Base Pay" means

          (i)    with respect to a salaried Employee, the Employee's annual base salary prior to any pre-tax deductions, but shall not include bonus payments, 401(k) matching contributions, or any other payments not specifically provided for under the Plan;

          (ii)   with respect to an hourly Employee, the Employee's total hourly wages prior to any pre-tax deductions for the 12 full calendar months preceding the month in which the Change in Control occurs, including base salary and overtime pay, but shall not include bonus payments, 401(k) matching contributions, or any other payments not specifically provided for under the Plan; and

          (iii)  with respect to a commissioned Employee, the Employee's base salary, if any, plus the commissions earned by the Employee, in both instances prior to any pre-tax deductions, in the 12 full calendar months preceding the month in which the Change in Control occurs, but shall not include bonus payments, 401(k) matching contributions, or any other payments not specifically provided for under the Plan.

        (c)   "Board" means the Board of Directors of Danvers Bancorp, Inc.

        (d)   "Cause" means and shall be limited to: (i) willful misappropriation of the funds or property of the Company, Danversbank and their related entities; (ii) use of alcohol or illegal drugs interfering with the performance of an Employee's obligations, continuing after written warning of such actions; (iii) admission, confession, indictment or plea bargain to, or conviction of, a felony, or of any crime involving moral turpitude, dishonesty, theft, unethical or unlawful conduct; (iv) commission of any willful or intentional act which could reasonably be expected to injure the reputation, business or business relationships of the Company, Danversbank and their related entities or which may tend to bring the Employee or the Company, Danversbank and their related entities into disrepute, or the willful commission of any act which is a breach of an Employee's fiduciary duties to the Company, Danversbank and their related entities; and (v) commission of any act which constitutes a material breach of the policies of the Company and Danversbank, including but not limited to the disclosure of any confidential information or trade secrets pertaining to the Company, Danversbank and their related entities.

        (e)   "Change in Control" means any of the following:

          (i)    any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Act") (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all "affiliates" and "associates" (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the "beneficial owner" (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 25 percent or more of the combined voting power of the Company's then outstanding securities having the right to vote in an election of the Company's Board ("Voting Securities") (in such case other than as a result of an acquisition of securities directly from the Company); or

          (ii)   persons who, as of the date hereof, constitute the Company's Board (the "Incumbent Directors") cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Company's Board, provided that any person becoming a director of the Company subsequent to the date hereof shall be considered an Incumbent Director if such person's election was approved by or such person was nominated for election by either (A) a vote of at least a majority of the Incumbent Directors or (B) a vote of at least a majority of the Incumbent Directors who are members of a nominating committee comprised, in the majority, of Incumbent Directors; but provided further, that any such person whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Company's Board or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director; or

          (iii)  the consummation of (A) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than 50 percent of the voting shares of the Company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (B) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company; or

          (iv)  the approval by the Company's stockholders of the Company of any plan or proposal for the liquidation or dissolution of the Company.

        Notwithstanding the foregoing, a "Change of Control" shall not be deemed to have occurred for purposes of the foregoing clause (i) solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of Voting Securities beneficially owned by any person to 25 percent or more of the combined voting power of all of the then outstanding Voting Securities; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns 25 percent or more of the combined voting power of all of the then outstanding Voting Securities, then a "Change of Control" shall be deemed to have occurred for purposes of the foregoing clause (i).

        (f)    "Change in Control Period" means the one-year period following a Change in Control.

        (g)   "Code" means Internal Revenue Code of 1986, as amended.

        (h)   "Company" means Danvers Bancorp, Inc. a Delaware corporation, or, from and after a Change in Control of the successor to the Company in any such Change in Control.

        (i)    "Danversbank" means Danversbank, a Massachusetts savings bank, or from and after a Change in Control, the successor to Danversbank in any such Change in Control.

        (j)    "Date of Termination" means, with respect to an Employee, the effective date of termination of the Employee's employment with the Company, Danversbank and all of their subsidiaries.

        (k)   "Employee" means a regular employee of the Company and/or Danversbank at the time of the Change in Control, other than any employee who is party to an employment or letter agreement with the Company and/or Danversbank that provides for severance payments. A temporary employee or consultant of the Company and/or Danversbank is not considered an Employee eligible to receive benefits under this Plan.

        (l)    "Good Reason" means that the Employee is required to move his employment location to a location [35] miles or more from his job site immediately prior to the Change in Control.

        (m)  "Other Benefits" means, with respect to an Employee, any other amounts or benefits required to be paid or provided or which the Employee is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company or Danversbank.

        (n)   "Severance Period" means the number of weeks set forth on Schedule A for which benefits are provided pursuant to Section 4(a).

        (o)   "Years of Service" means full years employment of the Employee with the Company and Danversbank or a subsidiary, including any predecessor thereof. A partial Year of Service of less than six months will be rounded down and disregarded while a partial Year of Service of six months to 11 months will be rounded up to a full year.

SECTION 3.    TERM.

        This Plan shall be effective during the Change in Control Period; provided, however, that this initial term of the Plan shall be automatically extended, if necessary, so that this Plan remains in full force and effect until all payments required to be made hereunder have been made. References herein to the term of this Plan shall include the initial term and any additional period for which this Plan is extended or renewed. Notwithstanding the preceding, there shall be no payment from this Plan, and no entitlement to payment from this Plan, in the event of an automatic termination of the Plan in accordance with Section 10.

SECTION 4.    SEVERANCE BENEFITS FOLLOWING A CHANGE IN CONTROL.

        (a)   If the Company or Danversbank terminates an Employee's employment other than for Cause or death during the Change in Control Period, the Company and/or Danversbank shall pay to the Employee the following amounts:

          (i)    the Accrued Obligations in a lump sum in cash within ten business days of the Date of Termination;

          (ii)   the severance benefits provided in Schedule A; provided however, that the Employee has executed a Waiver and Release substantially in the form set forth in Schedule B, and the revocation period for such Waiver and Release has passed.

        (b)   The Company and/or Danversbank shall pay the severance benefits in a lump sum in cash within ten business days of the Date of Termination; provided further, that the Company or Danversbank shall provide the Employee with notice of employment termination and with a copy of the Waiver and Release sufficiently in advance of the Employee's Date of Termination to satisfy the 21- or 45-day consideration period, as applicable, under the Waiver and Release. All severance benefits provided to an Employee pursuant to Section 4(a) shall be reduced and/or offset by any notice, payments or benefits to which the Employee may be entitled under the federal Worker Adjustment and Retraining Notification (WARN) Act, 29 U.S.C. § 2101 et seq., as amended, and any applicable state plant or facility closing or mass layoff law.

        The mere occurrence of a Change in Control shall not be treated as a termination of an Employee's employment under this Plan, nor shall the mere transfer of an Employee's employment between the Company, Danversbank and/or any of their related entities be treated as a termination of an Employee's employment under this Plan.

        Anything in this Plan to the contrary notwithstanding, if, as a result of termination of an Employee's employment with the Company and/or Danversbank, the Employee would receive any payment that, absent the application of this Section 4(b), would be subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the earlier of (1) six months after the Employee's separation from service, or (2) the Employee's death.

        (c)   For the Severance Period after the Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company and/or Danversbank shall continue or cause to be continued, benefits to the Employee and/or the Employee's family at least equal to those which would have been provided to them in accordance with the welfare benefit plans, practices, policies and programs provided by the Company and/or Danversbank for medical, vision, and dental benefits to the extent applicable generally to other peer employees of the Company, Danversbank and their related entities, as if the Employee's employment had not been terminated and with the same the level of monthly Employee contribution as applicable prior to termination of employment. The continuation coverage under this Section 4(c) shall count towards the obligation of the Company and/or Danversbank and their related entities to provide COBRA continuation coverage.

        (d)   Cause; Death; Other Than for Good Reason. If an Employee's employment is terminated for Cause or death during the Change in Control Period or the Employee voluntarily terminates employment other than for Good Reason, the Employee shall only be entitled to his Accrued Obligation.

SECTION 5.    PARACHUTE PAYMENT.

        In the event any payment to any Employee under this Plan, when combined with any other compensation payment that is contingent on the Change in Control of the Company, exceeds in the aggregate the amount that may be deducted by the Company or its affiliated entities by reason of the operation of Section 280G of the Code, the amount of any payment to such Employee under this Plan shall be reduced to the maximum amount which can be deducted by the Company.

SECTION 6.    CONFIDENTIALITY.

        An Employee shall hold in a fiduciary capacity for the benefit of the Company and Danversbank all secret or confidential information, knowledge or data relating to the Company and Danversbank, and their respective businesses, which shall have been obtained by the Employee during the Employee's employment by Danversbank and which shall not be or become public knowledge (other than by acts by the Employee or representatives of the Employee in violation of this Plan). After the Employee's Date of Termination, the Employee shall not, without the prior written consent of the Company or Danversbank or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company, Danversbank and those designated by either of them.

SECTION 7.    EXPENSES.

        The Company and/or Danversbank shall pay any and all reasonable legal fees and expenses incurred by an Employee in seeking to obtain or enforce, by bringing an action against the Company or Danversbank, any right or benefit provided in this Plan if the Employee is successful in whole or in part in such action.

SECTION 8.    WITHHOLDING.

        Notwithstanding anything in this Plan to the contrary, all payments required to be made by the Company and/or Danversbank hereunder to an Employee or his estate or beneficiaries shall be subject to the withholding of such amounts relating to taxes as the Company and/or Danversbank reasonably may determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, in whole or in part, the Company and/or Danversbank may, in the sole discretion of either of them, accept other provisions for the payment of taxes and any withholdings as required by law, provided that the Company and/or Danversbank is satisfied that all requirements of law affecting its responsibilities to withhold compensation have been satisfied.

SECTION 9.    NO DUTY TO MITIGATE.

        An Employee's payments received hereunder shall be considered severance pay in consideration of past service and entitlement thereto shall not be governed by any duty to mitigate damages by seeking further employment.

SECTION 10.    AMENDMENT, SUSPENSION OR TERMINATION.

        This Plan may be amended, suspended or terminated at any time by the Board; provided, however, that, following a Change in Control, the Board may not amend, suspend or terminate this Plan in any manner that impairs the rights of participants without the consent of all Employees then subject to the Plan.

SECTION 11.    ADMINISTRATION

        The Plan shall be administered by either the Board or the person(s) appointed by the Board from time to time to administer the Plan (in either case, the "Administrator"). The Administrator shall have the full power, authority and discretion to interpret the terms and provisions of the Plan, to make all determinations it deems advisable for the administration of the Plan, to decide all disputes arising in connection with the Plan and to otherwise supervise the administration of the Plan, provided however that all determinants of whether a Change in Control Event has occurred shall be made by the Board. All decisions and interpretations of the Administrator shall be binding on all persons.

SECTION 12.    GOVERNING LAW.

        This Plan shall be governed by the laws of the United States to the extent applicable and otherwise by the laws of the Commonwealth of Massachusetts, excluding the choice of law rules thereof.

SECTION 13.    SEVERABILITY.

        If any part of any provision of this Plan shall be invalid or unenforceable under applicable law, such part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provision or the remaining provisions of this Plan.

SECTION 14.    DISCLAIMER OF RIGHTS.

        No provision in this Plan shall be construed to confer upon any individual the right to remain in the employ or service of the Company, Danversbank or any related entities, or to interfere in any way with any contractual or other right or authority of the Company or Danversbank either to increase or decrease the compensation or other payments to any individual at any time, or to terminate any employment or other relationship between any individual and the Company, Danversbank or any related entities. The obligation of Danversbank to pay any benefits pursuant to this Plan shall be interpreted as a contractual obligation to pay only those amounts described herein, in the manner and under the conditions prescribed herein. The Plan shall in no way be interpreted to require the Company or Danversbank to transfer any amounts to a third party trustee or otherwise hold any amounts in trust or escrow for payment to any participant or beneficiary under the terms of the Plan.

SECTION 15.    CAPTIONS.

        The use of captions in this Plan is for the convenience of reference only and shall not affect the meaning of any provision of this Plan.

SECTION 16.    NUMBER AND GENDER.

        With respect to words used in this Plan, the singular form shall include the plural form, the masculine gender shall include the feminine gender, etc., as the context requires.

SECTION 17.    SECTION 409A.

        It is the intention of the parties that payments or benefits payable under this Plan not be subject to the additional tax imposed pursuant to Section 409A of the Code. To the extent such potential payments or benefits could become subject to such Section, the parties shall cooperate to amend this Plan with the goal of giving the Employees the economic benefits described herein in a manner that does not result in such tax being imposed.

* * * * *

        This Plan was duly adopted and approved by the Board of Directors of Danvers Bancorp, Inc. on the    day of                        , 2007.

Secretary of the Meeting

Schedule A
EMPLOYEES

        If an Employee is entitled to payments following a Change in Control pursuant to the Plan, the amount shall be determined pursuant to the following table:

Position/Title	Severance Per Year of Service	Minimum Severance	Maximum Severance
Senior Vice President	Four (4) weeks of Base Pay	Four (4) weeks of Base Pay	52 weeks of Base Pay
First Vice President	Three (3) weeks of Base Pay	Four (4) weeks of Base Pay	52 weeks of Base Pay
All other Employees	Two (2) weeks of Base Pay	Four (4) weeks of Base Pay	52 weeks of Base Pay

Schedule B
WAIVER AND RELEASE AGREEMENT

        THIS WAIVER AND RELEASE AGREEMENT is entered into as of                        , 200            (the "Effective Date"), by                        (the "Employee") in consideration of the severance payments provided to the Employee by Danvers Bancorp, Inc. (the "Company") and/or Danversbank ("Danversbank") pursuant to the Danvers Bancorp, Inc. Change in Control Severance Pay Plan (the "Severance Payment").

        1.    Waiver and Release.    The Employee, on his or her own behalf and on behalf of his or her heirs, executors, administrators, attorneys and assigns, hereby unconditionally and irrevocably releases, waives and forever discharges the Company, Danversbank and each of their affiliates, parents, successors, predecessors, and the subsidiaries, directors, owners, members, shareholders, officers, agents, and employees of the Company, Danversbank and their affiliates, parents, successors, predecessors, and subsidiaries (collectively, all of the foregoing are referred to as the "Employer"), from any and all causes of action, claims and damages, including attorneys' fees, whether known or unknown, foreseen or unforeseen, presently asserted or otherwise arising through the date of his or her signing of the Waiver and Release Agreement, concerning his or her employment or separation from employment. This release includes, but is not limited to, any claim or entitlement to salary, bonuses, any other payments, benefits or damages arising under any federal law (including, but not limited to, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, Executive Order 11246, the Family and Medical Leave Act, and the Worker Adjustment and Retraining Notification Act, each as amended); any claim arising under any state or local laws, ordinances or regulations (including, but not limited to, any state or local laws, ordinances or regulations requiring that advance notice be given of certain workforce reductions); and any claim arising under any common law principle or public policy, including, but not limited to, all suits in tort or contract, such as wrongful termination, defamation, emotional distress, invasion of privacy or loss of consortium.

        The Employee understands that by signing this Waiver and Release Agreement he or she is not waiving any claims or administrative charges which cannot be waived by law. He or she is waiving, however, any right to monetary recovery or individual relief should any federal, state or local agency (including the Equal Employment Opportunity Commission) pursue any claim on his or her behalf arising out of or related to his or her employment with and/or separation from employment with Danversbank.

        The Employee further agrees without any reservation whatsoever, never to sue the Employer or become a party to a lawsuit on the basis of any and all claims of any type lawfully and validly released in this Waiver and Release Agreement.

        2.    Acknowledgments.    The Employee is signing this Waiver and Release Agreement knowingly and voluntarily. He or she acknowledges that:

          (a)   He or she is hereby advised in writing to consult an attorney before signing this Waiver and Release Agreement;

          (b)   He or she has relied solely on his or her own judgment and/or that of his or her attorney regarding the consideration for and the terms of this Waiver and Release Agreement and is signing this Waiver and Release Agreement knowingly and voluntarily of his or her own free will;

          (c)   He or she is not entitled to the Severance Payment unless he or she agrees to and honors the terms of this Waiver and Release Agreement;

          (d)   He or she has been given at least [twenty-one (21)] [forty-five (45)] calendar days to consider this Waiver and Release Agreement, or he or she expressly waives his or her right to have at least [twenty-one (21)] [forty-five (45)] days to consider this Waiver and Release Agreement;

          (e)   He or she may revoke this Waiver and Release Agreement within seven (7) calendar days after signing it by submitting a written notice of revocation to the Employer. He or she further understands that this Waiver and Release Agreement is not effective or enforceable until after the seven (7) day period of revocation has expired without revocation, and that if he or she revokes this Waiver and Release Agreement within the seven (7) day revocation period, he or she will not receive the Severance Payment;

          (f)    He or she has read and understands the Waiver and Release Agreement and further understands that it includes a general release of any and all known and unknown, foreseen or unforeseen claims presently asserted or otherwise arising through the date of his or her signing of this Waiver and Release Agreement that he or she may have against the Employer; and

          (g)   No statements made or conduct by the Employer has in any way coerced or unduly influenced him or her to execute this Waiver and Release Agreement.

        3.    No Admission of Liability.    This Waiver and Release Agreement does not constitute an admission of liability or wrongdoing on the part of the Employer, the Employer does not admit there has been any wrongdoing whatsoever against the Employee, and the Employer expressly denies that any wrongdoing has occurred.

        4.    Entire Agreement.    There are no other agreements of any nature between the Employer and the Employee with respect to the matters discussed in this Waiver and Release Agreement, except as expressly stated herein, and in signing this Waiver and Release Agreement, the Employee is not relying on any agreements or representations, except those expressly contained in this Waiver and Release Agreement.

        5.    Execution.    It is not necessary that the Employer sign this Waiver and Release Agreement following the Employee's full and complete execution of it for it to become fully effective and enforceable.

        6.    Severability.    If any provision of this Waiver and Release Agreement is found, held or deemed by a court of competent jurisdiction to be void, unlawful or unenforceable under any applicable statute or controlling law, the remainder of this Waiver and Release Agreement shall continue in full force and effect.

        7.    Governing Law.    This Waiver and Release Agreement shall be governed by the laws of the Commonwealth of Massachusetts, excluding the choice of law rules thereof.

        8.    Headings.    Section and subsection headings contained in this Waiver and Release Agreement are inserted for the convenience of reference only. Section and subsection headings shall not be deemed to be a part of this Waiver and Release Agreement for any purpose, and they shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

        IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the day and year first herein above written.

EMPLOYEE:

QuickLinks

DANVERS BANCORP, INC. CHANGE IN CONTROL SEVERANCE PAY PLAN
Schedule A EMPLOYEES
Schedule B WAIVER AND RELEASE AGREEMENT